Exhibit 10.1

Union Bank & Trust Management Incentive Plan

This document outlines the Union Bank & Trust Management Incentive Plan (the “Plan”) by and between Union Bankshares Corporation (“UNION”), its subsidiary Union Bank & Trust (the “Bank”), and the undersigned executive (the “Participant”).

1.	Purpose

The purpose of the Plan is to reward the performance of the Participant in a manner that is consistent with UNION’s strategic plan and the attainment of a growing return to the shareholders of UNION. The Plan is further intended to assist UNION in its ability to motivate, attract and retain qualified executives.

2.	Effective Date

The Plan is in effect January 1, 2016 through December 31, 2016, and will continue to renew for successive one-year periods (each calendar year being a “Plan Year”) unless otherwise terminated or modified in accordance with the Plan and specifically approved by the Compensation Committee (the “Committee”) of the UNION Board of Directors (the “Board”).

3.	Eligibility

Participation is limited to those executives recommended by the Chief Executive Officer and approved by the Committee during the first 90 days of each Plan Year. The Committee shall retain the discretion to include as a Participant any otherwise-eligible executive hired or promoted after the commencement of a Plan Year.

4.	Basis of Incentive Compensation Award

The Plan is a cash award plan. The Participant’s incentive compensation award under the Plan is based on an incentive target that is approved at the beginning of the Plan Year by the Committee (or its delegee) in its discretion. The incentive compensation award is expressed as a percentage of the Participant’s base salary, and may be awarded if either or both the UNION corporate goals (the “Corporate Goals”) and the Participant’s individual goals (the “Individual Goals”) are achieved. In no event shall a Participant receive payment under the Plan that exceeds 150% of the Participant’s base salary for the Plan Year.

5.	Plan Details

The amount of incentive compensation that the Participant is entitled to receive under the Plan is determined based on the Participant’s award target and weighting and achievement of the approved performance goals. The performance period for achievement of any performance goal(s) is the Plan Year.

Union Bank & Trust Management Incentive Plan

A.	Award Targets and Weightings

Each Participant shall be assigned an incentive award target, calculated as a percentage of the Participant’s base salary, which may be awarded if UNION and the Participant achieve targeted performance goals.

Target awards shall be weighted between Corporate Goals and Individual Goals. The weightings for the two goal categories shall be recommended by the Chief Executive Officer and presented to the Committee for review and approval. Threshold, target and superior achievement levels for each Corporate Goal and Individual Goal will be recommended by the Chief Executive Officer and presented to the Committee for review and approval. The payout for the threshold achievement level will be not less than 10% of the target payout, and the payout for the superior achievement level will be not more than 150% of the target payout.

B.	Corporate Goals

The Corporate Goals for the Plan Year will be recommended by the Chief Executive Officer and approved in writing by the Committee within the first 90 days of the Plan Year.

C.	Individual Goals

Individual goals for the Plan Year will be established for each Participant in conjunction with his or her direct supervisor and will be presented to the Committee for review and approval.

D.	Determination of Incentive Compensation Award

Within 60 days following the end of the Plan Year, the Committee will review performance against the Corporate Goals and any Individual Goals established for the Participant, certify in writing that the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to each Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in making this determination, the Committee may, in its discretion, in light of such considerations as it may deem relevant, increase or decrease any payments to which a Participant would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

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Union Bank & Trust Management Incentive Plan

6.	Administrative Matters

A.	Administration of the Plan

Responsibility for the administration of the Plan, as described herein, rests with the Committee. The Chief Executive Officer shall monitor for accuracy the performance reporting of the Participant and make recommendations to the Committee concerning the amount of the Participant’s awards under the Plan. In addition, the Committee, and ultimately the Board, is responsible for the overall oversight, supervision and existence of the Plan. The Committee has been delegated the sole discretion to interpret the terms of the Plan, to determine eligibility for benefits, and to calculate and render final incentive compensation awards under the Plan. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.

Unless the Committee deems otherwise, awards will not be earned or paid, regardless of Corporate or Division/Individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under the Plan, 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to provide awards under the Plan, or 3) if the Company’s Operating return on assets falls below [omitted].

The Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will notify the Participant of its decision to withhold or adjust an incentive compensation award.

Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

B.	Active Participation Required

In the event, during the Plan Year, of the Participant’s death, permanent disability (as determined by the Committee in its discretion) or retirement(each, an “Early Termination Event”), any incentive compensation award shall be based on performance for the Plan Year, but prorated through the end of the most recent month prior to the Early Termination Event and shall be paid at the same time as would be otherwise due but in no event later than March 15th following the end of the Plan Year.

Any incentive compensation award to a Participant who transfers out of an eligible position prior to the end of the Plan Year, for any reason, will be prorated through the end of the most recent month prior to the event and will be paid at the same time as would otherwise be due but in no event later than March 15th following the end of the Plan Year.

In the event the Participant’s employment ceases prior to the Payment Date (as defined below) for any reason other than an Early Termination Event, including, without limitation, a voluntary termination of employment by the Participant, as defined by the personnel policies of UNION or the Bank, or an involuntary termination with or without cause, the Participant shall not be entitled to, and shall not have earned, any incentive compensation award under the Plan.

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Union Bank & Trust Management Incentive Plan

7.	Payment Method

Awards under the Plan will be calculated and paid in cash on an annual basis. Payment of awards, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Plan Year (the “Payment Date”), but in no event before certification of the Committee or later than March 15th following the end of the Plan Year.

8.	Modification and Termination of Plan

The Plan may be modified or changed at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. The Plan may be terminated at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. In the event of a Plan termination, the Participant shall continue to be eligible for incentive compensation awards for the Plan Year prorated through the Plan’s termination date, unless the Committee determines in its discretion that no incentive compensation should be paid. Any incentive compensation awards shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Plan but in no event later than March 15th following the end of the Plan Year.

9.	Participant Rights Not Assignable; Plan not a Contract

Any awards made pursuant to the Plan shall not be subject to assignment, pledge or other disposition. Nothing contained in the Plan shall confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of UNION or the Bank to terminate a Participant’s employment. Participation in the Plan does not confer rights to participation in other UNION or Bank programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

10.	Ethical Statement

The Participant is subject to UNION’s Code of Business Conduct and Ethics and any violations of this Code or any other policy of UNION or the Bank, or any breach by the Participant of the provisions of the Plan, as determined by the Committee in its discretion, may result in a reduction of or disqualification from payments under the Plan and disciplinary action up to and including termination.

11.	Governing Law and Venue

The parties agree that the interpretation and enforcement of the Plan shall be governed by the laws of the Commonwealth of Virginia, and that any action to enforce or determine any rights under the Plan shall be brought exclusively in the Circuit Court of Caroline County, Virginia. The Participant consents and waives any objection to personal jurisdiction and venue in such court. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

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Union Bank & Trust Management Incentive Plan

12.	Attorney’s Fees and Costs

The parties agree that in the event of any legal action arising out of or relating to the interpretation or enforcement of the Plan, UNION and the Bank shall be entitled to recover their attorney’s fees and costs in the event that they are (or either of them is) the prevailing party.

13.	No Oral or Written Representations

The parties agree that they have relied on no oral or written representation or promises not set forth herein, and that the terms of the Plan are set forth solely in the written Plan document and it constitutes the complete and entire agreement of the parties relating to the subject matter hereof.

14.	Clawback

Participant, while employed by the Bank and in the conduct of his or her duties as an employee, shall not expose UNION or the Bank to any unreasonable or unnecessary risk. All incentive compensation awards under the Plan are subject to the terms of UNION’s or the Bank’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment of an incentive compensation award or portion thereof.

15.	Banking Regulatory Provision

All incentive compensation awards under the Plan are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which UNION or the Bank is subject.

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